Exhibit 4.1

____________________________________________

DERMIRA, INC.,
AS COMPANY,
and
U.S. BANK NATIONAL ASSOCIATION,
AS TRUSTEE

____________________________________________

First Supplemental Indenture
Dated as of February 20, 2020
to the
Indenture
Dated as of May 16, 2017

____________________________________________

FIRST SUPPLEMENTAL INDENTURE
This FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of February 20, 2020, is by and between Dermira, Inc., a Delaware corporation (the “Company”) and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”).
RECITALS:
WHEREAS, the Company and the Trustee have heretofore entered into that certain Indenture, dated as of May 16, 2017 (the “Indenture”), to provide for the issuance of up to $287,500,000 aggregate principal amount of the Company’s 3.00% Convertible Senior Notes due 2022 (the “Notes”);
WHEREAS, the Company, Eli Lilly and Company, an Indiana corporation (“Parent”) and Bald Eagle Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger, dated as of January 10, 2020 (the “Merger Agreement”), pursuant to which Merger Sub commenced an offer to purchase any and all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of the Company, at a purchase price of $18.75 per Share in cash, without interest and less any applicable withholding taxes (the “Offer Price”) upon the terms and subject to the conditions set forth in the Merger Agreement, the offer to purchase and the related letter of transmittal (the “Offer”);
WHEREAS, following the acceptance of the Shares tendered in the Offer by Merger Sub and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company pursuant to Section 251(h) of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), upon the terms and subject to the conditions set forth in the Merger Agreement, with the Company continuing as the surviving corporation and becoming a wholly-owned subsidiary of Parent (the “Merger”);
WHEREAS, as a result of the Merger, Shares not tendered in the Offer (other than the Shares to be cancelled in accordance with Section 2.08(b) of the Merger Agreement and Shares owned by any stockholder who is entitled to demand and has properly exercised and perfected a demand for appraisal of such Shares pursuant to, and who has complied in all respects with, Section 262 of the DGCL and who, as of the effective time of the Merger, has neither effectively withdrawn nor lost such stockholder's rights to such appraisal and payment under the DGCL with respect to such Shares) will be converted automatically into the right to receive the Offer Price and will also cease to be outstanding and will automatically be cancelled and cease to exist and each holder of such Shares will only have the right to receive the Offer Price (the “Merger Consideration”);
WHEREAS, Article 11 of the Indenture permits the Company to merge with and into another person so long as certain conditions have been met;
WHEREAS, Section 14.07 of the Indenture provides, among other things, that if there occurs any Merger Event, including a merger involving the Company as a result of which the Common Stock represents solely the right to receive stock, other securities or other property or assets (including cash or any combination thereof), then, at and after the effective time of such Merger Event, the right to convert each $1,000 principal amount of Notes shall be changed into a right to convert such principal amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof), that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property”) upon such Merger Event;

WHEREAS, Section 14.07 of the Indenture provides that prior to or at the effective time of such Merger Event, the Company will execute with the Trustee a supplemental indenture providing for such change in the right to convert each $1,000 principal amount of Notes; provided, however, that at and after the effective time of the Merger Event the number of shares of Common Stock otherwise deliverable upon conversion of the Notes in accordance with Section 14.02 of the Indenture shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have received in such Merger Event;
WHEREAS, pursuant to Section 14.07 of the Indenture, the Reference Property shall consist of the Merger Consideration;
WHEREAS, the Company may consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of the Company and its direct or indirect Subsidiaries, taken as a whole, to another Person subject to the provisions of Section 11.01 of the Indenture;
WHEREAS, Section 10.01 of the Indenture provides that, without the consent of any Holders of Notes, the Company and the Trustee may execute a supplemental indenture in connection with any Merger Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02 of the Indenture, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07 of the Indenture;
WHEREAS, all conditions for the execution and delivery of this Supplemental Indenture have been complied with or have been done or performed; and
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE 1
DEFINITIONS
Section 1.01    Definitions.
For all purposes of this First Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this First Supplemental Indenture refer to this First Supplemental Indenture as a whole and not to any particular section hereof.
For the purposes of this First Supplemental Indenture, a “unit of Reference Property” shall mean $18.75 in cash.
ARTICLE 2
AMENDMENT OF INDENTURE
Section 2.01    Conversion Obligation. In accordance with Sections 14.01 and 14.07 of the Indenture, as a result of the Merger, from and after the effective time of the Merger, the Indenture is hereby amended such that the Conversion Obligation due upon conversion of any Note, and the conditions to any such conversion, shall be determined in the same manner as if each reference to any number of Common Stock in Article 14 (or any related definitions) of the Indenture are a reference to the same number of units of Reference Property.
Section 2.02    Conversion of Notes. In accordance with and subject to Sections 14.02(a) and 14.07 of the Indenture, as a result of the Merger, (i) from and after the effective time of the Merger, each $1,000 in principal amount of Notes is, at and after the effective time of the Merger, convertible in accordance with the terms of the Indenture into the Reference Property, which shall consist of cash in an amount equal to the Conversion Rate in effect on the applicable Conversion Date and (ii) the Company shall satisfy its Conversion Obligation by paying cash to converting Holders on the third Business Day immediately following the relevant Conversion Date.
ARTICLE 3
MISCELLANEOUS
Section 3.01    Severability.
In the event any provision of this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
Section 3.02    Modification, Amendment and Waiver.
The provisions of this First Supplemental Indenture may not be amended, supplemented, modified or waived, unless otherwise provided in the Indenture, except by the execution of a supplemental indenture in compliance with Article 10 of the Indenture.

Section 3.03	Ratification of Indenture; First Supplemental Indenture Part of the Indenture.
Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this First Supplemental Indenture, then the terms and conditions of the Indenture shall prevail. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The First Supplemental Indenture shall become effective simultaneously with the effective time of the Merger.
Section 3.04    Trust Indenture Act Controls.
If any provision of this First Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included in this First Supplemental Indenture by the Trust Indenture Act, including, without limitation, the duties imposed by Trust Indenture Act Section 318(c), the required provision of the Trust Indenture Act shall control.
Section 3.05    Governing Law.
THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS FIRST SUPPLEMENTAL INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 3.06    Trustee Makes No Representation.
The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements contained in this First Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.
Section 3.07    Multiple Counterparts.
This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.
Section 3.08    Headings.
The titles and headings of the articles and sections of this First Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 3.09    Successors.
All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successor.
Section 3.10    No Defaults.
Immediately after giving effect to the Merger Event contemplated under this First Supplemental Indenture, the Company represents and warrants that no Default or Event of Default shall have occurred or be continuing.
Section 3.11    No Security Interest Created.
Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
Section 3.12    Benefits of Indenture.
Nothing in this First Supplemental Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date and year first above written.

DERMIRA, INC.

By:	/s/ Andrew L. Guggenhime
Name: Andrew L. Guggenhime
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Paula Oswald
Name: Paula Oswald
Title: Vice President